Exhibit 99.1

Investor Contact: Mark Barnett Vice President, Investor Relations 614 677-5331
Media Contact: Bryan Haviland Public Relations Officer 614 677-7767

October 25, 2004

Nationwide Financial Reports Third Quarter Results

Net income of $0.89 per diluted share increased from $0.82 a year ago

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported third quarter net income of $136.4 million, or $0.89 per diluted share, compared with third quarter 2003 net income of $125.6 million, or $0.82 per diluted share.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which we believe enhances understanding and comparability of our performance by highlighting the results from continuing operations and the underlying profitability drivers of our business. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures and the substantive reasons why we believe presentation of these non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations. The following table reconciles net operating earnings to net income for the periods indicated:

	Three months ended September 30,
	2004		2003
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$139.5	$0.91	$116.1	$0.76
Net realized gains (losses) on investments, hedging instruments and hedged items, net of tax*	(3.1)	(0.02)	9.5	0.06
Net income	$136.4	$0.89	$125.6	$0.82

*	Excluding periodic coupon settlements on non-qualifying derviatives

The quarter’s net operating earnings were $139.5 million, or $0.91 per diluted share, compared to net operating earnings of $116.1 million, or $0.76 per diluted share, a year ago. The 20 percent year-over-year increase in net operating earnings was aided by a sharp increase in prepayment income in the individual investments and retirement plans segments, earnings from private equity investments in corporate and other, and lower amortization of deferred policy acquisition costs (DAC) in the individual protection segment.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2004 earnings — 2

“Our new management team has made progress toward creating an organization with a stronger focus on financial discipline and accountability,” said Jerry Jurgensen, chief executive officer. “This will be the foundational element we believe will enable us to deliver increased value to all our stakeholders.”

Highlights from the quarter:

•	Sales totaled $4.1 billion, with $1.5 billion, or 37 percent, of new sales from affiliated distribution and $2.6 billion, or 63 percent, from non-affiliated distribution.

•

Affiliated distribution sales were flat compared to the third quarter of 2003, while non-affiliated distribution sales declined 1 percent. The decline was driven by decreases in variable annuities sold through the independent broker/dealer and wirehouse channels, and was partially offset by modest sales growth in the financial institutions channel.

•

Total net inflows, or customer deposits net of withdrawals, were $900 million in the third quarter of 2004 compared to $1.2 billion in the third quarter of 2003. This decrease in net inflows was driven primarily by decreased sales in the individual investments segment.

•

Individual investments reported net outflows in the third quarter of $81.1 million, compared to net inflows of $289.9 million a year ago and $49.7 million in the second quarter of 2004. While withdrawals and surrenders relative to account values improved compared to both the third quarter of 2003 and the second quarter of 2004, reduced sales volumes drove the change from net inflows to net outflows for the segment.

•

Retirement plans net inflows were $650.8 million, a decrease of 15 percent versus a year ago, and 10 percent versus last quarter. Private sector withdrawals relative to account values improved compared to both periods, but were more than offset by increased withdrawals relative to account values in the public sector.

•	Driven by growth in the three business segments, total revenues increased 3 percent to $1,063.3 million compared to $1,031.5 million in the third quarter of 2003.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2004 earnings — 3

•	Total assets as of September 30, 2004 were $112.6 billion, up 1 percent from $111.0 billion as of year-end 2003.

•	Included in the current period’s total assets were $60.8 billion in assets held in separate accounts, compared to $60.9 billion as of year-end 2003.

•	General account assets were $51.8 billion, up 3 percent from $50.1 billion as of year-end 2003.

•	Shareholders’ equity was $5.1 billion, or $33.78 per share, as of September 30, 2004, compared to $4.9 billion, or $32.10 per share, as of year-end 2003.

•	Excluding accumulated other comprehensive income (AOCI), shareholders’ equity was $4.7 billion, or $30.62 per share, versus $4.4 billion, or $28.77 per share, as of year-end 2003.

•

Operating return on average equity excluding AOCI, as defined in Exhibit 3, was 12.1 percent for the quarter, compared to 11.0 percent in the third quarter of 2003 and 11.2 percent in the second quarter of 2004.

“Our financial performance this quarter continues to reflect the underlying strength of our business model,” said Mark R. Thresher, president and chief operating officer. “Sales of our life insurance products are showing encouraging trends, posting increases in both fixed and variable life compared to last year, and our retirement plans businesses continue to grow. Additionally, we had solid returns in the quarter, reporting return on equity more in line with our long-term goal of 11 to 13 percent.”

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2004 earnings — 4

Operating Segment Third Quarter Financial Highlights

Nationwide Financial reports its results in three primary operating segments: individual investments, retirement plans and individual protection. Financial highlights and a discussion of the results for each segment follow:

	Three months ended September 30,
(in millions)	2004	2003	Change
Individual Investments
Sales	$1,321.0	$1,540.3	(14%	)
Net flows (deposits less withdrawals)	(81.1)	289.9	(128%	)
Operating revenues	383.5	366.4	5%
Pre-tax operating earnings	57.4	46.8	23%
Account values as of period end	49,963.9	46,270.9	8%
Interest spread on average general account values	1.88%	1.62%
Pre-tax operating earnings to average account values	0.46%	0.41%
Return on average allocated capital	10.1%	8.5%

Retirement Plans
Sales	$2,330.2	$2,160.5	8%
Net flows (deposits less withdrawals)	650.8	767.7	(15%	)
Operating revenues	255.5	241.1	6%
Pre-tax operating earnings	44.9	45.1	(0%	)
Account values as of period end	68,410.6	59,469.2	15%
Interest spread on average general account values	2.04%	2.12%
Pre-tax operating earnings to average account values	0.26%	0.31%
Return on average allocated capital	18.5%	20.0%
Individual Protection
Sales	$421.0	$392.1	7%
Operating revenues	337.2	336.3	0%
Pre-tax operating earnings	67.0	46.7	43%
Policy reserves as of period end	14,677.8	13,231.0	11%
Life insurance in-force as of period end	107,415.9	106,854.1	1%
Pre-tax operating earnings to operating revenues	19.9%	13.9%
Return on average allocated capital	10.5%	7.4%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2004 earnings — 5

Individual Investments Segment

Third quarter individual investments sales of $1.3 billion were 14 percent below a year ago and 9 percent below last quarter. Individual fixed annuity sales of $307.5 million decreased 41 percent compared to a year ago but increased 32 percent compared to the second quarter of 2004. Market conditions for fixed annuities improved in the third quarter, creating an opportunity to increase production while maintaining our targeted returns. The year-over-year sales comparison for individual fixed annuities continues to be impacted by our strict adherence to pricing discipline for these products.

Individual variable annuity sales of $915.4 million were down 6 percent compared to a year ago, reflecting the lack of consumer and producer confidence in the equity markets and an industry slowdown in sales this quarter.

The advisory services program continued to show progress, resulting in sales of $50.0 million this quarter, an increase of 14 percent compared to the second quarter of 2004. In retirement product sales showed growth across all major channels, increasing 37 percent versus the second quarter of 2004 and 22 percent versus the third quarter of 2003.

Pre-tax operating earnings grew 23 percent compared to the third quarter of 2003, driven by increased policy charges and interest spread income, partially offset by increased amortization of DAC, higher trail-based commissions on variable annuities and operating expenses.

Interest spread income grew 19 percent or $12.2 million versus the year ago quarter. The increase was driven by a disciplined approach to sales of fixed annuities and the fixed option of variable annuities, aggressive management of crediting rates, and a modest improvement in the interest rate environment. Interest spread margins were 188 basis points in the third quarter, compared to 162 basis points a year ago and 181 basis points in the second quarter of 2004. Included in the current quarter were 17 basis points, or $7.0 million, of prepayment income on commercial mortgage loans and bonds, compared to 7 basis points, or $2.7 million, a year ago and 6 basis points, or $2.4 million, in the second quarter of 2004.

The individual investments segment operating margin, defined as the ratio of pre-tax operating earnings to average account values, was 46 basis points for the quarter, compared to 41 basis points in the third quarter of 2003 and 50 basis points in the second quarter of 2004. The improvement versus a year ago was largely the result of improved interest spread margins, while the decline from the second quarter of 2004 was due to an increase in operating expenses. Return on average allocated capital was 10.1 percent for the quarter, compared to 8.5 percent reported for the third quarter of 2003 and 10.9 percent in the second quarter of 2004.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2004 earnings — 6

Retirement Plans Segment

Sales in this segment grew 8 percent compared to the same quarter a year ago. Private-sector retirement plan sales continue to drive growth, with sales of $1.4 billion, an 11 percent increase from a year ago. Public-sector retirement plan sales of $913.0 million were 3 percent higher than a year ago.

Pre-tax operating earnings were flat compared to a year ago, as increased operating expenses were offset by higher other income. The increase in operating expenses can be attributed to investments being made to accelerate growth in the private sector pension business and consolidate technology platforms in this business segment. Other income, which includes fees from non-insurance retirement and deferred compensation plans, increased $14.7 million, or 44 percent, compared to third quarter 2003. Higher private sector sales on our trust product platform continued to drive the increase in other income.

Interest spread income was flat compared to a year ago as increased prepayment income offset compression of net interest spread margins. Interest spread margins were 204 basis points in the third quarter of 2004, compared to 212 basis points in the third quarter of 2003 and 201 basis points in the second quarter of 2004. Included in the current quarter were 30 basis points, or $7.6 million, of prepayment income, compared to 22 basis points, or $5.5 million, a year ago, and 10 basis points, or $2.5 million, last quarter.

The operating margin for the quarter, defined as the ratio of pre-tax operating earnings to average account values, was 26 basis points. This compares to 31 basis points for the third quarter a year ago, and 28 basis points for the second quarter of 2004. Return on average allocated capital was 18.5 percent in the quarter, down from 20.0 percent reported a year ago and the 19.3 percent reported in the second quarter of 2004.

Individual Protection Segment

This segment, which includes investment life and fixed life insurance, reported pre-tax operating earnings of $67.0 million for the quarter compared to $46.7 million a year ago, driven by improved operating earnings from our investment life business.

Highlights for these two businesses include:

Investment life: Individual variable life sales of $173.9 million were 2 percent higher than the prior year. First-year sales, a strong indicator of growth, were up 10 percent versus last year as the market for individual variable life continues to show signs of improvement. Corporate-owned life insurance (COLI) sales were up 17 percent compared to last year. While first-year COLI sales were flat, renewal premiums increased 24 percent compared to a year ago as the market and legislative environment for the COLI market continues to improve.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2004 earnings — 7

Investment life pre-tax operating earnings were $43.2 million compared to $21.9 million in the third quarter of 2003 and $29.0 million in the second quarter of 2004. This increase was driven by the combination of lower amortization of DAC and mortality expenses relative to last quarter.

Fixed life: Individual fixed life sales were up 6 percent over the prior year, with first-year sales up 57 percent over the same period. New business growth can be attributed to the favorable environment for fixed life products as well as our efforts to strengthen our product portfolio.

Third quarter fixed-life pre-tax operating earnings decreased 4 percent to $23.8 million versus $24.8 million in the third quarter of 2003. This decrease was due to higher operating expenses, partially offset by a decrease in mortality expenses.

The operating margin for the individual protection segment, defined as the ratio of pre-tax operating earnings to operating revenues, was 19.9 percent for the quarter, compared to 13.9 percent in the third quarter of 2003 and 16.7 percent in the second quarter of 2004. Return on average allocated capital for the quarter of 10.5 percent represents an increase from 7.4 percent in the same quarter last year and 8.8 percent from the second quarter of 2004.

Corporate and Other Segment

Corporate and other segment pre-tax operating earnings were $20.9 million in the third quarter of 2004 compared to $13.9 million in the third quarter of 2003 and $5.1 million in the second quarter of 2004. The increase was driven by increased prepayment income, as well as non-recurring income from certain private equity investments.

In structured products, the closing of a single low-income housing securitization transaction during the third quarter of 2004 was the primary contributor to the $1.9 million of pre-tax operating income for the quarter. This compares to $4.6 million of pre-tax operating income from structured products in the third quarter of 2003 and $6.1 million in the second quarter of 2004.

We issued a $300.0 million medium-term note during the quarter, and a note valued at $316.9 million matured. The interest-spread margin for the medium-term notes business was 160 basis points, compared to 183 basis points in the same quarter last year and 130 basis points last quarter.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2004 earnings — 8

Business Outlook

The information provided below incorporates certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that are intended to illustrate the sensitivity of our revenues and earnings to these factors.

To the extent that equity-market performance varies from levels indicated in our business outlook, our results will vary accordingly. Additionally, our ability to meet the indicated outlook is subject to the factors described in the forward-looking information section found on the following page.

The table below outlines the Company’s expectations for its full-year earnings drivers and is based on the equity markets and the related performance of our separate account assets achieving a return of 0 to 2 percent during the last quarter of 2004.

2004 Business Outlook

Individual Investments Segment
Interest-spread margin	180-185 bps
Pre-tax operating earnings to average account values	45-50 bps

Retirement Plans Segment
Interest-spread margin	195-200 bps
Pre-tax operating earnings to average account values	20-25 bps

Individual Protection Segment
Investment Life
Pre-tax operating earnings to operating revenues	16-19%
Fixed Life
Pre-tax operating earnings to operating revenues	12-15%

Corporate and Other Segment
Medium-term notes interest-spread margin	130-135 bps

Nationwide Financial
Operating return on average equity	11-11.5%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2004 earnings — 9

Earnings Conference Call

Nationwide Financial will host a conference call from 11 a.m. to noon EDT on Tuesday, October 26, 2004, to discuss third quarter 2004 results. To participate in the call, dial 1-706-679-3234 and provide your name and company name to the operator. Please dial into the call 10-15 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available from the investor relations section of our Web site at www.nationwidefinancial.com. Anyone unable to participate in the call can listen to a replay starting at 2 p.m. EDT time October 26, 2004, through midnight EDT November 2, 2004 by dialing 1-706-645-9291, conference ID 1337081. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Quiet Period

Toward the end of each quarter, the Company has a quiet period when it no longer publishes or updates its current outlook, and Company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the fourth quarter of 2004, the quiet period will be January 10, 2005 through January 31, 2005.

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 62.9 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the Company’s 2003 annual report to shareholders, 2003 Annual Report on Form 10-K and other corporate announcements, please visit the investor relations section of our Web site at www.nationwidefinancial.com.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide’s control of the Company through its beneficial ownership of 94.4% of the combined voting power of all the outstanding common stock and 62.9% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income that could result from the adoption of certain accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments; and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA), reduction in the value of the Company’s investment portfolio or separate account assets, or a reduction in the demand for the Company’s products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; and (xv) adverse litigation results and/or resolution of litigation and/or arbitration or investigation results.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 1 to Third Quarter 2004 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Consolidated Statements of Income — Unaudited

	Three months ended September 30,		Nine months ended September 30,
($ in millions, except per share data)	2004	2003	2004	2003
Revenues:
Policy charges	$307.1	$288.7	$920.2	$841.7
Life insurance premiums	102.1	105.3	298.2	323.5
Net investment income	582.7	565.3	1,698.4	1,668.1
Net realized gains (losses) on investments, hedging instruments and hedged items	(2.8)	18.4	(48.1)	(48.8)
Other	74.2	53.8	219.5	162.7
Total revenues	1,063.3	1,031.5	3,088.2	2,947.2
Benefits and Expenses:
Interest credited to policyholder account values	341.7	349.4	1,006.9	1,046.4
Other benefits and claims	134.7	135.5	396.5	425.1
Policyholder dividends on participating policies	25.0	27.8	73.4	81.0
Amortization of deferred policy acquisition costs	101.9	105.7	321.7	289.8
Amortization of value of business acquired	15.6	15.6	42.0	38.5
Interest expense on debt	25.5	24.7	76.4	71.6
Other operating expenses	233.4	205.8	684.7	611.5
Total benefits and expenses	877.8	864.5	2,601.6	2,563.9
Income from continuing operations before federal income tax expense	185.5	167.0	486.6	383.3
Federal income tax expense	49.1	41.4	123.0	89.2
Income from continuing operations	136.4	125.6	363.6	294.1
Cumulative effect of adoption of accounting principle, net of tax	—	—	(3.4)	—
Net income	$136.4	$125.6	$360.2	$294.1

Net income per common share:
Basic	$0.90	$0.83	$2.37	$1.94
Diluted	$0.89	$0.82	$2.36	$1.93

Weighted average common shares outstanding:
Basic	152.1	151.8	152.0	151.8
Diluted	152.9	152.4	152.9	152.2

Cash dividends declared per common share	$0.18	$0.13	$0.54	$0.39

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 2 to Third Quarter 2004 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)	September 30, 2004	December 31, 2003
	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value
Fixed maturity securities	$31,823.1	$30,787.1
Equity securities	95.3	128.7
Trading assets, at fair value	9.5	4.9
Mortgage loans on real estate, net	9,190.9	8,964.7
Real estate, net	108.3	123.4
Policy loans	981.6	963.2
Other long-term investments	525.8	194.6
Short-term investments, including amounts managed by a related party	1,944.7	1,970.3
Total investments	44,679.2	43,136.9
Cash	34.9	11.5
Accrued investment income	444.9	439.6
Deferred policy acquisition costs	3,498.2	3,329.9
Value of business acquired	485.7	523.0
Other intangible assets	50.8	52.3
Goodwill	382.9	406.7
Other assets	2,217.8	2,189.8
Assets held in separate accounts	60,762.4	60,937.6
Total assets	$112,556.8	$111,027.3
Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$40,989.3	$39,988.4
Short-term debt	312.8	205.3
Long-term debt	1,412.9	1,405.6
Other liabilities	3,942.2	3,615.0
Liabilities related to separate accounts	60,762.4	60,937.6
Total liabilities	107,419.6	106,151.9
Shareholders’ equity:
Class A common stock	0.6	0.6
Class B common stock	1.0	1.0
Additional paid-in capital	1,624.2	1,614.3
Retained earnings	3,285.6	3,006.4
Accumulated other comprehensive income	479.4	504.9
Treasury stock	(251.3)	(247.6)
Other, net	(2.3)	(4.2)
Total shareholders’ equity	5,137.2	4,875.4
Total liabilities and shareholders’ equity	$112,556.8	$111,027.3

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to Third Quarter 2004 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, Nationwide Financial also analyzes operating performance using the following non-GAAP financial measures. The non-GAAP financial measures below appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to exclude net realized gains and losses on investments, hedging instruments and hedged items.

Operating realized gains (losses) include periodic net coupon settlements on non-qualifying derivatives and realized gains and losses related to securitizations, if any.

Pre-tax operating earnings are calculated by adjusting income from continuing operations before federal income taxes and cumulative effect of adoption of accounting principles, if any, to exclude net realized gains and losses on investments, hedging instruments and hedged items, except for periodic net coupon settlements on non-qualifying derivatives and realized gains and losses related to securitizations, if any. Pre-tax operating earnings are a GAAP financial measure as it relates to the individual investments, retirement plans, individual protection and corporate and other segments, as this is the level at which management evaluates operating results for these segments.

Net operating earnings are calculated by adjusting net income to exclude non-operating net realized gains and losses on investments, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles, if any, all net of tax.

Net operating earnings per diluted share are calculated by dividing net operating earnings by the number of weighted average diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income.

Book value per share excluding accumulated other comprehensive income is calculated by dividing total shareholders’ equity less accumulated other comprehensive income by the number of shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity, book value per share excluding other comprehensive income or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding Nationwide Financial’s overall results of operations, and Nationwide Financial’s definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity and book value per share excluding other comprehensive income should not be viewed as substitutes for total revenues, net realized gains (losses) on investments hedging instruments and hedged items, income from continuing operations before federal income taxes, net income, net income per diluted share, return on average equity and book value per share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes net realized gains and losses on investments not related to securitizations and periodic net coupon settlements on non-qualifying derivatives, hedging instruments and hedged items, net of tax, from these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles from net operating earnings, if any, as such adjustments are not reflective of the continuing operations of Nationwide Financial’s business.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to Third Quarter 2004 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page one of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly project realized gains and losses on investments, hedging instruments and hedged items2 (realized gains and losses). Realized gains and losses represented ($0.37) per weighted average diluted share in 2003 and ranged from $0.06 to ($0.44) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2004	2003	2004	2003
Operating revenues	$1,068.0	$1,017.0	$3,143.4	$3,008.5
Net realized gains (losses) on investments, hedging instruments and hedged items[2]	(4.7)	14.5	(55.2)	(61.3)
Revenues	$1,063.3	$1,031.5	$3,088.2	$2,947.2

Operating realized gains (losses) to net realized losses on investments, hedging instruments and hedged items
	Three months ended September 30,		Nine months ended September 30,
(in millions)	2004	2003	2004	2003
Operating realized gains (losses)[1]	$1.9	$3.9	$7.1	$12.5
Net realized gains (losses) on investments, hedging instruments and hedged items[2]	(4.7)	14.5	(55.2)	(61.3)
Net realized losses on investments, hedging instruments and hedged items	$(2.8)	$18.4	$(48.1)	$(48.8)

Pre-tax operating earnings to income from continuing operations before federal income taxes
	Three months ended September 30,		Nine months ended September 30,
(in millions)	2004	2003	2004	2003
Pre-tax operating earnings	$190.2	$152.5	$541.8	$444.6
Net realized gains (losses) on investments, hedging instruments and hedged items[2]	(4.7)	14.5	(55.2)	(61.3)
Income from continuing operations before federal income taxes	$185.5	$167.0	$486.6	$383.3

Operating return on average equity and return on average equity

	Three months ended September 30,
	2004			2003
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$139.5	12.1%	11.2%	$116.1	11.0%	9.5%
Net realized losses on investments, hedging instruments and hedged items, net of tax[2]	(3.1)	(0.3%)	(0.2%)	9.5	0.9%	0.8%
Net income	$136.4	11.8%	11.0%	$125.6	11.9%	10.3%
Average equity, excluding AOCI	$4,602.4			$4,227.2
Average AOCI	387.5			646.4
Average equity	$4,989.9			$4,873.6
	Nine months ended September 30,
	2004			2003
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$399.5	11.8%	10.7%	$333.9	10.7%	9.5%
Net realized losses on investments, hedging instruments and hedged items, net of tax[2]	(35.9)	(1.1%)	(1.0%)	(39.8)	(1.3%)	(1.1%)
Cumulative effect of adoption of accounting principle, net of tax	(3.4)	0.0%	0.0%	—	0.0%	0.0%
Net income	$360.2	10.7%	9.7%	$294.1	9.4%	8.4%
Average equity, excluding AOCI	$4,510.7			$4,147.8
Average AOCI	485.9			534.3
Average equity	$4,996.6			$4,682.1

Book value per share excluding other comprehensive income (AOCI) to book value per share

	As of September 30, 2004		As of December 31, 2003
(in millions, except per share data)	Amount	Per share	Amount	Per share
Total equity, excluding accumulated other comprehensive income	$4,657.8	$30.62	$4,370.5	$28.77
Accumulated other comprehensive income	479.4	3.16	504.9	3.33
Total equity	$5,137.2	$33.78	$4,875.4	$32.10
Shares outstanding	152.1		151.9

[1]	Prior periods reflect reclassification of periodic net coupon settlements on non-qualifying derivatives, from net investment income and interest credited to operating realized gains (losses).
[2]	Excluding periodic net coupon settlements on non-qualifying derivatives.

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